UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 4, 2015 (January 29, 2015)

HCA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11239	27-3865930
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Park Plaza, Nashville, Tennessee	37203
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 344-9551

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Stock Appreciation Rights

On January 29, 2015, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of HCA Holdings, Inc., a Delaware corporation (the “Company”), approved an award of stock appreciation rights to the following named executive officers of the Company. Below is the number of stock appreciation rights granted to these individuals on February 4, 2015:

Name	Title	Stock Appreciation Rights
R. Milton Johnson	Chairman and Chief Executive Officer	156,000
William B. Rutherford	Executive Vice President and Chief Financial Officer	37,000
Samuel N. Hazen	Chief Operating Officer	59,000
Jon M. Foster	President – American Group	24,000
Jonathan B. Perlin, M.D.	President – Clinical Services Group and Chief Medical Officer	24,000

The stock appreciation rights have a base price equal to the closing market price for the Company’s common stock on the New York Stock Exchange on the date of grant (February 4, 2015), and expire ten years from the date of grant. The stock appreciation rights granted are time-based, with 25% vesting on each of the first four anniversaries of the grant date. The stock appreciation rights will be settled in shares of the Company’s common stock. The stock appreciation rights will continue to vest on their normal vesting schedule if assumed in connection with a change in control, as defined in the stock appreciation rights award agreement, provided that any unvested stock appreciation rights will vest immediately if the recipient’s employment is terminated by the successor without cause, by the recipient for good reason or on account of the recipient’s death or disability, each as defined in the stock appreciation rights award agreement. If the successor to a change in control does not assume the stock appreciation rights, any unvested stock appreciation rights will vest upon the change in control. The stock appreciation rights were awarded pursuant to the 2006 Stock Incentive Plan for Key Employees of HCA Holdings, Inc. and its Affiliates, as Amended and Restated (the “Plan”).

The form of stock appreciation rights agreement is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Performance Share Units

On January 29, 2015, the Committee also approved an award of performance share units to the following named executive officers of the Company. Below is the target number of performance share units granted to these individuals on February 4, 2015:

Name	Title	Target Performance Share Units
R. Milton Johnson	Chairman and Chief Executive Officer	62,400
William B. Rutherford	Executive Vice President and Chief Financial Officer	14,700
Samuel N. Hazen	Chief Operating Officer	23,500
Jon M. Foster	President – American Group	9,600
Jonathan B. Perlin, M.D.	President – Clinical Services Group and Chief Medical Officer	9,600

        The performance share units are measured over a three fiscal year performance period. Each performance share unit represents the right to receive, if and to the extent the cumulative earnings per share performance targets covering the three fiscal year performance period are satisfied, a share of the Company’s common stock following completion of the performance period. At the end of the performance period, the performance share units will be distributed (to the extent earned and vested) in shares of the Company’s common stock based upon the level of achievement of the cumulative earnings per share performance targets set for the performance period as determined by the Committee. If the Company fails to meet the threshold performance for the three fiscal year performance period, no performance share units will vest and no payout of Company common stock will be made with respect to the performance period for such performance share units. If the Company’s performance exceeds the target performance, the recipient may receive additional performance share units above the target number, subject to a maximum of 200% of the target award. The performance share units, which were awarded pursuant to the Plan, will be converted into a time-based instrument based on target performance of the Company if assumed in connection with a change in control, as defined in the performance share unit award agreement, as of the date of such change in control. In the event the performance share units have been converted into a time-based instrument, the recipient must remain employed for the remainder of the original three fiscal year performance period in order to receive payment for the performance share units, but payment will be accelerated if the recipient’s employment is terminated by the successor without cause, by the recipient for good reason or on account of the recipient’s death or disability, each as defined in the performance share unit award agreement. If the successor to a change in control does not assume the performance share units, the performance share units will be paid out in connection with the change in control based on the target award. Each recipient’s performance share unit award agreement contains provisions dealing with, among other things, (i) the effect on the award of the termination of the recipient’s service as an employee of the Company whether by retirement, disability, death, or voluntary or involuntary termination; (ii) the performance share units’ transferability; and (iii) the settlement of the performance share units.

The form of performance share unit agreement is filed herewith as Exhibit 10.2 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits:

10.1	Form of 2015 Stock Appreciation Right Award Agreement Under the 2006 Stock Incentive Plan for Key Employees of HCA Holdings, Inc. and its Affiliates, as Amended and Restated.

10.2	Form of 2015 Performance Share Unit Award Agreement Under the 2006 Stock Incentive Plan for Key Employees of HCA Holdings, Inc. and its Affiliates, as Amended and Restated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HCA HOLDINGS, INC.

By:	/s/ John M. Franck II
John M. Franck II
Vice President – Legal and Corporate Secretary

Date: February 4, 2015

EXHIBIT INDEX

10.1	Form of 2015 Stock Appreciation Right Award Agreement Under the 2006 Stock Incentive Plan for Key Employees of HCA Holdings, Inc. and its Affiliates, as Amended and Restated.

10.2	Form of 2015 Performance Share Unit Award Agreement Under the 2006 Stock Incentive Plan for Key Employees of HCA Holdings, Inc. and its Affiliates, as Amended and Restated.